Exhibit 99.1

Watsco Generates Record Third Quarter Performance

EPS Jumps 31% to a Record $3.62 on Record Sales of $1.78 Billion

Sales, Operating Profit, Operating Margin and Net Income all at Record Levels

Investments in Customer-Focused Technologies Continue;

Branch Network Expanded and Employees Added to Support Growth;

Strong Balance Sheet Well-Positioned for Investment

MIAMI, FLORIDA – (GLOBENEWSWIRE), October 20, 2021 – Watsco, Inc. (NYSE: WSO) reported record third quarter and nine-month operating results for the periods ended September 30, 2021.

Watsco’s entrepreneurial culture, which empowers leaders to think and act locally, continues to drive record performance with nearly all operating metrics reaching record levels. The Company achieved new performance records for sales, gross profit, gross margin, operating income, operating margin, net income and earnings per share (EPS) for both periods.

This performance includes stepped-up investments to grow customer adoption of Watsco’s various technology platforms, which collectively revolutionize the customer experience, enhance operational efficiency and help contractors grow and better serve homeowners and businesses. The Company believes the pace of innovation and change is accelerating, and its customer focused solutions, scale and leadership position provide significant long-term value. As examples, sales growth rates of contractors that are active users far outpace growth rates among non-users, and annual attrition rates are meaningfully lower among active technology users as compared to traditional customers.

Watsco has also made substantial incremental investments in its network during 2021. The Company completed three acquisitions so far this year, investing $114 million of capital in strong, market-leading businesses and has opened 20 new stores to drive future growth and support local customers.

Looking ahead, Watsco believes it can meaningfully contribute to sustainability and greenhouse gas emissions reduction through the sale of new HVAC equipment that replaces older systems operating at lower efficiencies. Based on estimates validated by independent sources, since January 1, 2020 through September 30, 2021, Watsco facilitated the reduction of an estimated 19.4 billion pounds of CO2e emissions from the sale of replacement residential air conditioners, heat pumps and furnaces.

Albert H. Nahmad, Watsco’s Chairman & CEO commented: “We believe that Watsco can play a role at scale in addressing climate change given that many of the estimated 110 million HVAC systems, installed in the U.S., operate under older energy efficiency standards and historically use high-global warming potential refrigerants and natural gas. We are investing resources and leveraging our technology to increase awareness among contractors, business owners and consumers, and we will collaborate with our OEM partners to impact climate change.”

Third Quarter Results

Key Performance Metrics

•	31% increase in EPS to a record $3.62

•	16% sales growth to a record $1.78 billion (8% growth on a same-store basis)

•	32% increase in operating income to a record $207 million (25% increase on a same-store basis)

•	140 basis-point operating margin expansion to a record 11.6% (same-store operating margin of 11.8%)

•	29% gross profit increase to a record $483 million (20% increase on a same-store basis)

•	280 basis-point gross margin increase to a record 27.1%

•	28% increase in SG&A expenses (17% increase on a same-store basis)

•	113% increase in operating cash flow to a record $238 million

Sales trends (excluding acquisitions):

•	7% growth in HVAC equipment (69% of sales)

•	12% increase in other HVAC products (27% of sales)

•	27% increase in commercial refrigeration products (4% of sales)

Nine-Month Period Results

Key Performance Metrics

•	50% increase in EPS to a record $8.75

•	22% sales growth to a record $4.77 billion (17% growth on a same-store basis)

•	53% increase in operating income to a record $505 million (46% increase on a same-store basis)

•	210 basis-point operating margin expansion to a record 10.6% (same-store operating margin was 10.6%)

•	33% gross profit increase to a record $1.26 billion (27% growth on a same-store basis)

•	220 basis-point gross margin increase to a record 26.3%

•	24% increase in SG&A expenses (17% increase on a same-store basis)

Sales trends (excluding acquisitions):

•	16% growth in HVAC equipment (69% of sales)

•	16% increase in other HVAC products (27% of sales)

•	28% increase in commercial refrigeration products (4% of sales)

Watsco Fundamentals

Watsco operates in diverse, highly localized markets. As the scaled distributor in a highly fragmented $50 billion industry, Watsco possesses certain fundamentals that we believe offer both long-term stability and future growth opportunities:

Geographic Markets. Watsco operates the largest network in the industry with no single location accounting for more than 3% of sales. On average, a location has $8 million of sales with approximately seven employees operating from 20,000 square feet of warehouse space. In most markets, we have several business units operating multiple locations, offering a diverse assortment of products to meet our customers’ needs.

Customers. Watsco serves approximately 350,000 contractors and technicians, increasingly through the use of digital tools, including e-commerce and mobile apps. Products are generally purchased ‘when-needed,’ which is usually within minutes or hours of a contractor’s visit to a home or business. The Company estimates replacement and repair of HVAC systems accounts for approximately 70% of Watsco’s sales. We believe this customer diversity and the immediacy for replacement HVAC products prioritizes the value of our services and mitigates risk of inflationary pressures on profitability.

Products. Watsco offers the industry’s largest inventory of products sourced from more than 1,300 vendors, available in-store or on-line. The Company sources HVAC equipment (69% of sales thus far in 2021) from 20 domestic and international OEMs and sells over 25 brand-names with a wide variety of price points, efficiencies and capacities to meet the needs of contractors. To enable e-commerce and other digital solutions, Watsco has mastered the industry’s largest product information database with rich data for over 900,000 SKUs, offering customers product solutions nearly anywhere, anytime on any device. The Company believes its scale and diversity provides a long-term advantage in its markets.

Technology & Innovation. Watsco’s technologies continue to transform how we serve and support HVAC/R contractors. Speed, productivity and scale are critical factors to serve customers in a digital world and Watsco has invested heavily to ensure an unparalleled customer experience. Our technology strategy was defined several years ago and is intended to transform a complete manual process into a complete digital process. In addition to evolving our customer’s experience, we have launched and are scaling technologies to transform the homeowner experience, which, in turn, will help our customers grow. We further believe our innovative tools and culture provide a significant long-term advantage.

Factors Impacting 2021 Performance

A number of unique factors are influencing the HVAC/R industry during 2021. Collectively these factors present opportunities for Watsco to better serve customers and develop additional market share in a complex operating environment. The following summarizes the factors that have impacted 2021’s performance:

Pricing. Throughout 2021, HVAC/R manufacturers have experienced significant inflationary pressures and have raised prices accordingly. In turn, we have raised our selling prices, resulting in higher year-to-date sales and enhanced profitability. The Company actively monitors market conditions through a variety of processes and technologies and communicates with suppliers to sustain competitiveness and profitability. During the first nine months of 2021, sales of residential HVAC equipment in U.S. markets (excluding acquisitions) increased 16%, including a 6% increase in average selling price.

Product Availability. All OEMs and manufacturers have experienced some level of supply chain disruptions caused by component availability, labor shortages, transportation delays and other supply chain challenges, all of which have impacted typical lead times and overall availability of HVAC products. While supply chain disruptions impacted third quarter residential sales, Watsco nonetheless experienced growth in residential units during the quarter. This is all the more positive considering the strong third quarter comparative performance experienced last year. More recently, product availability has improved and we are encouraged by current volume trends and the OEMs ability to meet strong end-market demand.

Operating Expenses. As a result of the supply chain disruptions, Watsco’s field leadership and front-line associates have done extraordinary things to service customers, which has resulted in higher personnel costs and other SG&A expense increases. For example, Watsco’s logistics costs increased 20% or $19 million (33 cents per share) during the nine-month period, reflecting higher-than-normal inventory movement across our network to meet customer demand. We expect this incremental cost to be temporary headwind and moderate in 2022 as the supply chain normalizes.

Technology Investments. Watsco continues to invest in its transformative technologies, especially as it relates to increasing customer adoption and gaining market share. Headcount dedicated to technology increased by 20% compared to a year ago and overall spending has increased $5 million in 2021 (10 cents per share). Technology spending was $41 million over the last 12 months ended September 30, 2021.

People Investments. In response to strong demand and consistent with our long-term focus, Watsco added over 450 employees since a year ago in support of defined growth initiatives, including staffing 20 new locations. In addition, Watsco’s culture to reward performance through a number of pay-for-performance programs has resulted in a $36 million increase in performance-based compensation (65 cent EPS impact for the nine-month period ended September 30, 2021).

Mr. Nahmad added: “We believe we have delivered extraordinary performance under extraordinary circumstances thus far in 2021. Despite the unprecedented operating environment, our teams continue to focus on their first priority, serving customers, and we will continue to make investments to enable growth, competitiveness and to build the industry’s most innovative technologies.”

Cash Flow & Dividends

Watsco’s operating cash flow for the quarter increased 113% to a record $238 million. For the nine-month period ended September 30, 2021, operating cash flow was $320 million versus $373 million last year, reflecting investments in working capital consistent with sales growth. The Company has targeted operating cash flow to exceed net income in 2021. Since 2016, operating cash flow was approximately $1.9 billion versus net income of $1.8 billion, surpassing the Company’s goal.

Watsco has paid cash dividends to shareholders for 47 consecutive years. The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position with continued capacity to build its distribution network. Effective April 2021, Watsco increased its annual dividend rate by 10% to $7.80 per share.

Third Quarter Earnings Conference Call Information

Date: October 20, 2021

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures on a “same-store basis”, which exclude the effects of locations closed, acquired, or locations opened, in each case during the immediately preceding 12 months, unless such locations are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by U.S. GAAP.

About Watsco

Watsco is the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 350,000 contractors and technicians visit or call one of its 673 locations each year to get information, obtain technical support and buy products.

The Company believes there is long-term opportunity to be a significant participant and contributor in efforts to address climate change. HVAC/R products provide comfort to homes and businesses regardless of the outdoor climate. Older systems often operate below current government-mandated energy efficiency and environmental standards, resulting in higher energy use and costs to homeowners. Sales of higher-efficiency replacement systems have long been a fundamental opportunity in Watsco’s marketplace. Watsco plans to actively collaborate with its OEM partners and key stakeholders to lead these ongoing efforts in its marketplace. Additional information about Watsco may be found at www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonality of product sales, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues	$1,782,569	$1,536,671	$4,768,327	$3,900,212
Cost of sales	1,299,905	1,162,908	3,512,901	2,959,635

Gross profit	482,664	373,763	1,255,426	940,577
Gross profit margin	27.1%	24.3%	26.3%	24.1%

SG&A expenses	281,922	221,037	766,231	618,476

Other income	6,057	4,055	16,267	9,172
Operating income	206,799	156,781	505,462	331,273
Operating margin	11.6%	10.2%	10.6%	8.5%

Interest expense, net	221	108	757	1,181

Income before income taxes	206,578	156,673	504,705	330,092
Income taxes	41,734	30,467	101,601	63,397

Net income	164,844	126,206	403,104	266,695
Less: net income attributable to non-controlling interest	23,979	19,717	63,045	43,126

Net income attributable to Watsco	$140,865	$106,489	$340,059	$223,569

Diluted earnings per share:
Net income attributable to Watsco shareholders	$140,865	$106,489	$340,059	$223,569
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	12,563	9,135	30,132	19,175

Earnings allocated to Watsco shareholders	$128,302	$97,354	$309,927	$204,394

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	35,441,978	35,237,022	35,400,254	35,109,043
Diluted earnings per share for Common and Class B common stock	$3.62	$2.76	$8.75	$5.82

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30,	December 31,
	2021	2020
Cash and cash equivalents	$137,201	$146,067
Accounts receivable, net	771,042	535,288
Inventories, net	1,042,144	781,299
Other	30,474	21,791

Total current assets	1,980,861	1,484,445
Property and equipment, net	105,842	98,225
Operating lease right-of-use assets	262,965	209,169
Goodwill, intangibles, net and other	741,253	692,508

Total assets	$3,090,921	$2,484,347

Accounts payable and accrued expenses	$713,981	$415,341
Current portion of long-term obligations	82,712	71,804

Total current liabilities	796,693	487,145
Borrowings under revolving credit agreement	1,724	—
Operating lease liabilities, net of current portion	182,772	139,527
Deferred income taxes and other liabilities	88,207	77,914

Total liabilities	1,069,396	704,586

Watsco’s shareholders’ equity	1,644,581	1,486,678
Non-controlling interest	376,944	293,083

Shareholders’ equity	2,021,525	1,779,761

Total liabilities and shareholders’ equity	$3,090,921	$2,484,347

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income	$403,104	$266,695
Non-cash items	34,355	35,476
Changes in working capital, net of acquisitions
Accounts receivable, net	(198,011)	(113,017)
Inventories, net	(170,662)	34,448
Accounts payable and other liabilities	263,752	158,094
Other, net	(12,866)	(8,918)

Net cash provided by operating activities	319,672	372,778

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(129,462)	—
Capital expenditures, net	(16,662)	(11,547)
Proceeds from sale of equity securities	5,993	—

Net cash used in investing activities	(140,131)	(11,547)

Cash flows from financing activities:
Dividends on Common and Class B Common stock	(219,440)	(197,454)
Net proceeds (repayments) under revolving credit agreement	1,724	(155,032)
Other	8,775	9,716
Proceeds from NCI for investment in TEC Distribution LLC	21,040	—

Net cash used in financing activities	(187,901)	(342,770)

Effect of foreign exchange rate changes on cash and cash equivalents	(506)	(315)

Net (decrease) increase in cash and cash equivalents	(8,866)	18,146
Cash and cash equivalents at beginning of period	146,067	74,454

Cash and cash equivalents at end of period	$137,201	$92,600